Exhibit 99.1

      Florida East Coast Industries Reports Second Quarter 2003 Results

    Railway

     -- Second quarter 2003 Railway freight revenues increased 1.9% to $41.8 million versus second quarter 2002. Railway segment's operating profit increased 3.1% to $11.2 million. Railway segment's operating profit before depreciation* increased 6.1% to $16.1 million.

    Realty Operations

     -- Flagler Development Company reported rental and services revenues of $16.4 million for the second quarter 2003 versus $17.1 million in the second quarter of 2002, which included $1.8 million of lease termination fees. Second quarter 2003 rental properties' operating profit was $3.3 million versus $6.0 million in the second quarter of 2002, which included the $1.8 million of fees. Second quarter 2003 rental properties' operating profit before depreciation and amortization expense* was $10.0 million, compared to $11.6 million in the prior year period, which included the $1.8 million of fees.

     -- Overall and "same store" occupancy rates improved to 87% from 86% and to 87% from 86%, respectively, compared to the first quarter 2003.

    Land Sales

     -- Land sales totaled $10.2 million in the second quarter 2003; a total of $25.1 million in the first six months of 2003.

    * A reconciliation to the most comparable GAAP measures is provided in the last table of release.

    ST. AUGUSTINE, Fla., July 24 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA, FLA.b) (FECI) announced results for the second quarter ended June 30, 2003.

    Robert W. Anestis, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated: "In the second quarter of 2003, our Railway and Realty businesses continued to hold up relatively well despite the soft economy and realty rental market. Railway freight revenues increased over the prior year period for the seventh consecutive quarter. Flagler, our real estate subsidiary, reported higher rental and services revenues and higher rental properties' operating profit before depreciation and amortization expense versus second quarter 2002, when excluding lease termination fees received in the second quarter of 2002. Occupancy levels improved for the third quarter in a row as a result of recent acquisitions and successful leasing efforts, though leasing activity and renewal rates reflect a slow market. In addition, we continued to make progress in selling surplus land in the quarter, receiving $10.2 million of proceeds from property sales at the Railway and Flagler."
    FECI reported consolidated revenues of $72.6 million for the second quarter 2003, compared to $61.7 million for the second quarter 2002. Revenues included realty sales of $10.2 million for the second quarter 2003, compared to $2.1 million for the second quarter 2002. Income from continuing operations was $8.9 million, or $0.24 per diluted share, for the second quarter 2003 (which includes $4.7 million of after-tax profit from land sales), compared to $6.4 million, or $0.18 per diluted share, for the second quarter 2002 (which includes $1.0 million of after-tax profit from land sales). FECI reported consolidated net income of $9.3 million, or $0.25 per diluted share, compared to net income of $2.0 million, or $0.05 per diluted share, for the prior year quarter. Included in net income is income or loss from discontinued operations related to a building sold, partnership interests held for sale and the Company's former telecommunications and trucking businesses.
    The Company's expectations for the full year 2003 assume moderate improvement in the economy during the second half of the year. For 2003, the Company continues to expect the Railway segment's revenues to range between $174 and $177 million and the Railway segment's operating profit to be comparable to 2002. Capital expenditures for the Railway are expected to range between $30 and $32 million.
    The Company is revising Flagler's 2003 guidance, reflecting a second quarter 2003 tenant bankruptcy, sale of income-producing buildings held in partnerships, and the slow leasing market. As a result, Flagler's 2003 rental and services revenues are now expected to range between $64 and $66 million, rental properties' operating profit is now expected to range between $14 and $16 million, and rental properties' operating profit before depreciation and amortization is now expected to range between $39 and $41 million in 2003. The Company expects 2003 capital investment at Flagler to be between $80 and $90 million. Occupancy levels are expected to decline slightly in the third quarter and increase in the fourth quarter.

    Railway Second Quarter Results

    * Florida East Coast Railway (Railway) segment's revenues increased 8.5% to $45.2 million for the second quarter 2003 over the prior year period. Included in the revenue increase is $2.7 million of revenue from the drayage operations managed by the Railway as a result of discontinuing the trucking division in late 2002 and $0.4 million of fuel surcharges.

    * Carload revenues grew 3.2% primarily due to a 2.8% increase in aggregate revenues, reflecting strong construction demand, and transporting vehicles for the Florida National Guard.

    * Intermodal revenues decreased 0.3%, compared to the prior year period. Lower revenues from a connecting carrier for intermodal haulage and from LTL carriers were partly offset by higher revenues from the "Hurricane Train" service from Atlanta to South Florida and business from new and existing retail intermodal customers.

    * Railway segment's operating profit increased by 3.1% to $11.2 million versus $10.9 million due to higher revenues, which were partly offset by higher equipment costs, depreciation expense and lower casualty and insurance expense. The Railway's operating ratio was 75.2%, compared to 73.9% in the prior year quarter. The operating ratio was impacted by the addition of lower margin drayage operations that are currently managed by the Railway as a result of discontinuing the trucking division in late 2002.

    * John C. Lucas joined the Railway from BNSF as Vice President/General Manager of Intermodal and will seek to further develop existing customer relationships and open new markets for Railway's intermodal services.

    Realty Second Quarter Results
    Rental Portfolio Results

    * Flagler Development Company (Flagler) reported rental and services revenues of $16.4 million for the second quarter 2003 versus $17.1 million in the second quarter of 2002. The decrease in revenue was due primarily to $1.8 million of net lease termination fees received in the second quarter of 2002, which did not recur in the second quarter of 2003 and a $0.4 million decrease in "same store" revenues offset by $1.2 million from new properties purchased in 2003 and $0.5 million related to higher occupancy in recently constructed properties.

    * Rental properties' operating profit was $3.3 million versus $6.0 million in the second quarter 2002, which included $1.8 million of net lease termination fees received in the prior year period. Excluding the termination fees, operating profit decreased primarily due to the write off of $0.5 million of unamortized leasing commissions, $0.2 million of straight-line rent related to a tenant's bankruptcy, higher real estate taxes and insurance costs, and additional depreciation and amortization expense from recently constructed and newly acquired properties. Excluding the termination fees, rental properties' operating profit before depreciation and amortization expense for the quarter increased 1.6% to $10.0 million.

    * Flagler's "same store" occupancy rates increased to 87% in the second quarter, compared to 86% in the second quarter 2002, and 86% in the first quarter 2003.

    Development and Sales Activity

    * Sold 228 acres of a 564-acre site located in St. Lucie County to Wal-Mart Stores, Inc. for $5.6 million.

    * At quarter end, Flagler had eight projects with 994,000 sq. ft., in various stages of development (403,000 sq. ft. in the construction stage, which includes 290,000 sq. ft. of build-to-suits, and 591,000 sq. ft. in predevelopment).

    * Property under sale contract at June 30, 2003 totaled $87.2 million. Additional property was listed for sale at asking prices totaling $35.8 million. The Company expects full year 2003 property sales to total between $70 and $90 million.

    * Subsequent to the quarter end, Flagler sold its 50% ownership interest in three 98,000-sq. ft. office buildings located in the Beacon Pointe Office Park in South Florida to its partner, Duke Realty Corporation, for $22.3 million. Flagler expects to complete the sale of a 6-acre undeveloped land parcel in the same office park to Duke Realty during the third quarter 2003.

    * During the second quarter of 2003, Broward County and the Company discussed the possible termination of the County's lease to the Company of 97 acres of undeveloped land at Port Everglades. The Company had planned to work with the County to develop an intermodal transshipment and warehousing facility at the Port, but the development has not proceeded at a satisfactory pace. The Company continues to work with the County and is considering its alternatives. In future periods the Company may incur an expense, which may be material, if it determines to modify or terminate the lease.

    Cash and Debt
    The cash balance on June 30, 2003 was $103.5 million, compared to $83.9 million on December 31, 2002. During the quarter, cash was used to pay off the remaining outstanding balance under the Company's revolving credit facility. As a result, debt decreased to $242.5 million at June 30, 2003, compared to $296.8 million at December 31, 2002. Debt at June 30, 2003 was composed entirely of non-recourse, fixed rate mortgages.
    A copy of the Company's 2003 second quarter Supplemental Real Estate Information Package will be available before the Company's second quarter conference call in the investor relations section of our website at http://www.feci.com.

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 7.0 million square feet of commercial and industrial space, as well as an additional 403,000 square feet under construction, and owns approximately 938 acres of entitled land and 4,900 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's website at http://www.feci.com.

    Florida East Coast Industries, Inc. will hold a conference call to discuss second quarter 2003 results this morning, Thursday, July 24, 2003, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call will be web cast live by CCBN and can be accessed at the Company's website, www.feci.com, with an archived version of the web cast available approximately two hours after completion of the call. The dial-in numbers for the call are (888) 614-6580 or
(952) 556-1531. A replay of the call will be available approximately two hours after completion of the call through Thursday, July 31, 2003 by dialing (800) 615-3210 or (703) 326-3020 and entering access code 190315.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Such forward-looking statements may include, without limitation, statements that the Company does not expect that lawsuits, environmental costs, commitments, including future contractual obligations, contingent liabilities, financing availability, labor negotiations or other matters will have a material adverse effect on its consolidated financial condition, statements concerning future capital needs and sources of such capital funding, statements concerning future intentions with respect to the payment of dividends and other potential capital distributions, future growth potential of the Company's lines of business, performance of the Company's product offerings, other similar expressions concerning matters that are not historical facts, and projections relating to the Company's financial results. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic conditions (particularly in the state of Florida, the southeast US and the Caribbean) as they relate to economically sensitive products in freight service and building rental activities; ability to manage through economic recessions or downturns in customer's business cycles; industry competition; possible future changes in the Company's structure, lines of business, business and investment strategies, and related implementation; legislative or regulatory changes; technological changes; volatility of fuel prices (including volatility caused by military actions); changes in depreciation rates resulting from future railway right-of-way and equipment life studies; the ability of the Company to complete its financing plans, settle future contractual obligations as estimated in time and amount and conclude labor negotiations in a satisfactory way; changes in insurance markets, including increases in insurance premiums and deductibles; the availability and costs of attracting and retaining qualified independent third party contractors; liability for environmental remediation and changes in environmental laws and regulations; the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation; natural events such as weather conditions, floods, earthquakes and forest fires; discretionary government decisions affecting the use of land and delays resulting from weather conditions and other natural occurrences that may affect construction or cause damage to assets; the ability of the buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; buyers' ability to close transactions; the Company's future taxable income and other factors that may affect the availability and timing of utilization of the Company's deferred tax assets; uncertainties, changes or litigation related to tax laws, regulations and the application thereof that could limit the tax benefits of the EPIK sale or of other possible transactions involving the Company; whether FECI will implement the proposed reclassification of its shares; receipt of a favorable Internal Revenue Service ruling; the Company's ability to pay dividends or to make other distributions to shareholders; and other risks inherent in the real estate and other businesses of the Company.

    Further information on these and other risk factors is included in the Company's filings with Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.


                     FLORIDA EAST COAST INDUSTRIES, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)
                                 (unaudited)


                                 Three Months                Six Months
                                 Ended June 30              Ended June 30
                              2003         2002         2003         2002

    Operating revenues      72,638       61,722      148,659      121,340
    Operating expenses    (57,168)     (49,064)    (120,170)     (96,902)
    Operating profit        15,470       12,658       28,489       24,438

    Interest income            237           49          394          123
    Other income             2,942        2,894        5,193        6,735
    Interest expense       (4,207)      (5,149)      (8,504)      (9,940)

                           (1,028)      (2,206)      (2,917)      (3,082)

    Income before
     income taxes           14,442       10,452       25,572       21,356
    Provision for
     income taxes          (5,560)      (4,037)      (9,845)      (8,235)
    Income from
     continuing
     operations              8,882        6,415       15,727       13,121


    Discontinued
     Operations:
    Income (loss) from
     operation of
     discontinued
     operations
     (net of taxes)            155      (4,448)          415     (11,570)
    Gain on disposition
     of discontinued
     operations
     (net of taxes)            215           --           27           --
    Income (loss) from
     discontinued
     operations                370      (4,448)          442     (11,570)

    Net income               9,252        1,967       16,169        1,551

    Earnings Per Share:
    Income from continuing
     operations - basic &
     diluted                 $0.24        $0.18        $0.43        $0.36
    Income (loss) from
     operation of
     discontinued
     operations -
     basic & diluted            --      ($0.13)        $0.01      ($0.32)
    Gain on disposition
     of discontinued
     operations - basic &
     diluted                 $0.01           --           --           --
    Net income - basic &
     diluted                 $0.25        $0.05        $0.44        $0.04

    Average shares
     outstanding -
     basic              36,505,016   36,446,612   36,496,492   36,442,971
    Average shares
     outstanding -
     diluted            36,800,438   36,643,377   36,748,713   36,616,155

    (Prior year's results have been reclassified to conform to current year's presentation.)


                       INFORMATION BY INDUSTRY SEGMENT
                            (dollars in thousands)
                                 (unaudited)

                                 Three Months                Six Months
                                 Ended June 30               Ended June 30
                              2003         2002         2003         2002

    Operating Revenues:
     Railway operations     45,227       41,671       89,498       82,609

     Realty:
      Flagler realty
       rental and services  16,401       17,050       32,507       31,856
      Flagler realty sales   9,435        1,236       21,694        3,787
      Other rental             782          889        1,529        1,684
      Other sales              793          903        3,431        1,468
     Total realty           27,411       20,078       59,161       38,795
     Total revenues
      (segment)             72,638       61,749      148,659      121,404
       Intersegment
        revenues                --         (27)           --         (64)
     Total revenues
      (consolidated)        72,638       61,722      148,659      121,340

    Operating Expenses:
     Railway operations     33,999       30,778       69,439       62,014
     Realty:
      Flagler realty
       rental and services  15,829       13,081       30,748       25,485
      Flagler realty sales   2,586          458       11,219        1,601
      Other rental           1,773        1,148        2,867        2,307
     Total realty           20,188       14,687       44,834       29,393
     Corporate general &
      administrative         2,981        3,626        5,897        5,559
     Total expenses
      (segment)             57,168       49,091      120,170       96,966
       Intersegment
        expenses                --         (27)           --         (64)
     Total expenses
      (consolidated)        57,168       49,064      120,170       96,902

    Operating Profit
     (Loss):
      Railway operations    11,228       10,893       20,059       20,595
      Realty                 7,223        5,391       14,327        9,402
      Corporate general &
       administrative      (2,981)      (3,626)      (5,897)      (5,559)
      Segment &
       consolidated
       operating profit     15,470       12,658       28,489       24,438
    Interest income            237           49          394          123
    Other income             2,942        2,894        5,193        6,735
    Interest expense       (4,207)      (5,149)      (8,504)      (9,940)

                           (1,028)      (2,206)      (2,917)      (3,082)

    Income before
     income taxes           14,442       10,452       25,572       21,356
    Provision for
     income taxes          (5,560)      (4,037)      (9,845)      (8,235)
    Income from
     continuing
     operations              8,882        6,415       15,727       13,121

    Discontinued
     Operations:
    Income (loss) from
     operation of
     discontinued
     operations
     (net of taxes)            155      (4,448)          415     (11,570)
    Gain on disposition
     of discontinued
     operations                215           --           27           --

    Net Income               9,252        1,967       16,169        1,551

    (Prior year's results have been reclassified to conform to current year's presentation.)


                     FLORIDA EAST COAST INDUSTRIES, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)
                                 (unaudited)

                                                     June 30      December 31
                                                       2003           2002
    Assets :
    Cash and equivalents                             103,516         83,872
    Other current assets                              71,834        121,204
    Properties, less accumulated depreciation        825,165        795,650
    Other assets and deferred charges                 26,657         50,510
    Total assets                                   1,027,172      1,051,236

    Liabilities and Shareholders' Equity:
    Short-term debt                                    2,738          2,641
    Other current liabilities                         52,674         47,755
    Deferred income taxes                            132,354        122,103
    Long-term debt                                   239,749        294,143
    Accrued casualty and other liabilities            10,739         11,278
    Shareholders' equity                             588,918        573,316
    Total liabilities and shareholders' equity     1,027,172      1,051,236

  (Prior year's results have been reclassified to conform to current year's presentation.)


                     FLORIDA EAST COAST INDUSTRIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                 (unaudited)

                                                            Six Months
                                                           Ended June 30
                                                       2003           2002
    Cash Flows from Operating Activities:
     Net income                                       16,169          1,551
     Adjustments to reconcile net income
      to cash generated by operating activities       22,502         21,864
     Changes in operating assets and liabilities      69,071          4,165
    Net cash generated by operating activities       107,742         27,580

    Cash Flows from Investing Activities:
     Purchase of properties                         (57,109)       (29,180)
     Proceeds from disposition of assets              25,125          5,255
    Net cash used in investing activities           (31,984)       (23,925)

    Cash Flows from Financing Activities:
     Net payments of debt                           (54,297)        (6,207)
     Payment of dividends                            (2,383)        (1,826)
     Other                                               566           (68)
    Net cash used in financing activities           (56,114)        (8,101)

    Net Increase (Decrease) in Cash and
     Cash Equivalents                                 19,644        (4,446)
    Cash and Cash Equivalents at Beginning
     of Period                                        83,872         14,089
    Cash and Cash Equivalents at End of Period       103,516          9,643


                          RAILWAY OPERATING RESULTS
                            (dollars in thousands)
                                 (unaudited)

                                  Three Months                Six Months
                                 Ended June 30              Ended June 30
                              2003         2002         2003         2002

    Railway segment's
     operating revenues     45,227       41,671       89,498       82,609

    Railway segment's
     operating expenses     33,999       30,778       69,439       62,014
    Railway segment's
     operating profit       11,228       10,893       20,059       20,595

    Railway segment's
     operating ratio         75.2%        73.9%        77.6%        75.1%

    Railway segment's
     operating profit
     before depreciation    16,118       15,198       29,793       29,134
    Total FECR legal
     entity EBITDA          20,396       19,870       39,535       38,831

    (Prior year's results have been reclassified to conform to current year's presentation.)


                                   TRAFFIC
                          Three Months Ended June 30
                       (dollars and units in thousands)

                        2003      2002  Percent    2003      2002 Percent
    Commodity           Units     Units  Variance Revenues Revenues Variance
    Rail carloads
     Crushed stone      30.4      29.5     3.1   13,794    13,412     2.8
     Construction
      materials          1.4       1.3     7.7      795       761     4.5
     Vehicles            6.0       5.8     3.4    4,925     4,751     3.7
     Foodstuffs          3.1       2.9     6.9    2,306     2,166     6.5
     Chemicals           0.9       1.0  (10.0)    1,085     1,214  (10.6)
     Paper               1.8       1.7     5.9    1,707     1,707      --
     Other               3.8       3.4    11.8    2,255     2,035    10.8
     Total carload      47.4      45.6     3.9   26,867    26,046     3.2
    Intermodal          61.8      64.0   (3.4)   14,938    14,980   (0.3)
     Total freight
      units/revenues   109.2     109.6   (0.4)   41,805    41,026     1.9
    Drayage             13.0        --      --    2,692        --      --
    Ancillary revenue     --        --      --      730       645    13.2

    (Prior year's results have been reclassified to conform to current year's presentation.)


                           REALTY SEGMENT REVENUES
                            (dollars in thousands)
                                 (unaudited)

                                                 Three Months    Three Months
                                                 Ended June 30   Ended June 30

                                                        2003           2002

    Rental revenues - Flagler                         13,520         14,269
    Rental income - straight-line rent adjustments     1,135            891
    Operating expense recoveries                       1,255          1,198
    Rental revenues - undeveloped land                   285            260
    Equity pickups                                        --            214
    Other rental revenues                                206            218
      Total rental revenue - Flagler properties       16,401         17,050
    Realty revenues - other realty operations            782            889
       Total rental revenues                          17,183         17,939

    Building and land sales - Flagler                  9,435          1,236
    Building and land sales - other realty
     operations                                          793            903
      Total building and land sales revenues          10,228          2,139



     Total realty segment revenues                    27,411         20,078
    (Prior year's results have been reclassified to conform to current year's presentation.)


                           REALTY SEGMENT EXPENSES
                            (dollars in thousands)
                                 (unaudited)

                                                 Three Months    Three Months
                                                 Ended June 30   Ended June 30

                                                        2003           2002

    Real estate taxes - developed                      2,181          1,835
    Repairs & maintenance - recoverable                  629            507
    Services, utilities, management costs              3,049          2,574
      Total expenses subject to recovery -
       Flagler properties                              5,859          4,916

    Real estate taxes - Flagler undeveloped land         887            713
    Repairs & maintenance - non-recoverable              197            245
    Depreciation & amortization - Flagler              6,916          5,818
    SG&A - non-recoverable - Flagler                   1,970          1,389
      Total - non-recoverable expenses -
       Flagler properties                              9,970          8,165
     Total rental expenses - Flagler properties       15,829         13,081

    Real estate taxes - other undeveloped land           153            107
    Depreciation & amortization - other                   28             10
    SG&A - non-recoverable - other                     1,592          1,031
      Total rental expenses - other
       realty operations                               1,773          1,148
     Total rental expenses                            17,602         14,229

     Realty sales expenses                             2,586            458

     Total operating expenses                         20,188         14,687
    (Prior year's results have been reclassified to conform to current year's presentation.)


                        FLAGLER REAL ESTATE STATISTICS

                                                           Three Months
                                                      Ended June 30
                                                        2003           2002

    Property types
    Office (sq. ft. in 000's)                          2,047          1,986
    Industrial (sq. ft. in 000's)                      4,591          4,309

    100%-owned properties
    Rentable square feet (in 000's)                    6,638          6,295
    Occupied square feet (in 000's)                    5,750          5,288
    Number of buildings owned                             60             56
    Ending occupancy rate                                87%            84%

    Buildings held in partnership
    Rentable square feet (in 000's)                      292            735
    Occupied square feet (in 000's)                      264            676
    Number of buildings                                    3              5
    Ending occupancy rate                                90%            92%

    Same store statistics
    Same store square footage (in 000's)               5,659          5,659
    Same store occupancy (sq. ft. in 000's)            4,916          4,891
    Same store buildings                                  53             53
    Same store revenues (in 000's)                   $14,124        $16,306
    Ending same store occupancy rate                     87%            86%

    Properties in the pipeline
    Number of projects                                     8              7
    Lease-up (sq. ft. in 000's)                           --            224
    In construction (sq. ft. in 000's)                   403             --
    Predevelopment (sq. ft. in 000's)                    591            591

                             Total                       994            815

    Entitlement pipeline
    Acres                                                938            966
    Total square feet (in 000's)                      14,806         14,451
    Office (sq. ft. in 000's)                          8,421          8,421
    Industrial (sq. ft. in 000's)                      6,166          5,711
    Commercial (sq. ft. in 000's)                        219            319


                 RECONCILIATION OF NON-GAAP TO GAAP MEASURES
                            (dollars in thousands)

                                 Three Months                Six Months
                                 Ended June 30           Ended June 30
                              2003         2002         2003         2002

    Railway segment's
     operating profit       11,228       10,893       20,059       20,595
    Railway segment's
     depreciation expense    4,890        4,305        9,734        8,539
    Railway segment's
     operating profit
     before depreciation
     (titled -"Railway
     segment EBITDA" in
     prior Company
     reports)               16,118       15,198       29,793       29,134

    Total FECR legal
     entity net income       9,597        9,426       18,425       18,513
    Depreciation
     expense - legal
     entity                  4,937        4,354        9,828        8,636
    Interest (income)
     expense                 (147)         (14)        (252)           14
    Income tax expense       6,009        6,104       11,534       11,668
    Total FECR
     legal entity EBITDA    20,396       19,870       39,535       38,831


                                                                  (in
                                                                millions)

                        Three Months              Six Months          Forecast
                       Ended June 30             Ended June 30       Full Year

                     2003         2002         2003        2002        2003

    Rental
     properties'
     operating
     profit         3,291        5,979        7,020      10,456     $14-$16
    Rental
     properties'
     depreciation
     and
     amortization
     expense        6,669        5,623       12,618      10,805         $25
    Rental
     properties'
     operating
     profit before
     depreciation
     and
     amortization
     expense (titled -
     "EBITDA from
     operating
     properties'
     rents" in prior
     Company
     reports)       9,960       11,602       19,638      21,261     $39-$41

    The Company reports certain non-GAAP measures for the Company's railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses certain such measures internally as part of its incentive compensation plans for management employees.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             07/24/2003
    /CONTACT:  Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein
A. Cumber, +1-904-826-2280/
    /Web site:  http://www.feci.com /
    (FLA)

CO:  Florida East Coast Industries, Inc.
ST:  Florida
IN:  RLT TRN
SU:  ERN CCA